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THE SWISS HELVETIA FUND, INC.

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June 7, 2017 A presentation to Institutional Shareholder Services Inc. The Swiss Helvetia Fund, Inc.

Executive summary SWZ has delivered on its investment objective of long-term capital appreciation with strong investment performance and attractive returns to stockholders SWZ’s Board is highly experienced and comprised solely of Independent Directors The Board has a demonstrated track record of taking action to protect and enhance stockholder value, and a commitment to independent oversight, accountability and good corporate governance Bulldog’s actions and proposals are not aligned with the long-term interests of SWZ’s stockholders The Board believes that its three Director nominees are better qualified and will better serve the interests of all of SWZ’s stockholders SWZ’s Board of Directors continues to focus on delivering results to stockholders, and will consider any option that is in the long-term best interests of all of SWZ’s stockholders.

Established investment adviser with local expertise

Focus

- Asset management is our main business

Experience and independence

- Over 200 years of financial services experience
- Founding Schroder family controls 48%[1] of voting equity

Resources

- Over 800 investment professionals worldwide
- Over 4,100 employees in 27 countries

Financial strength

- $520.6 billion in assets under management and administration (AUMA)
- $1.3 billion[1] surplus capital available

Local expertise

- The Fund's portfolio managers, Stefan Frischknecht and Daniel Lenz, have been managing Swiss equities at Schroders for 18 and 17 years, respectively
- Swiss equity team manages close to $2.5 billion in AUM

Schroders offices



Americas
Bermuda
Buenos Aires
Mexico City
New York
Philadelphia
Santiago
São Paulo
UK and Channel Islands
Brighton
Chester†
Edinburgh†
Guernsey†
Horsham
Jersey†
London†
Maidstone
Oxford†
Europe and Middle East
Amsterdam
Copenhagen
Dubai
Frankfurt†
Geneva†
Gibraltar†
Luxembourg
Madrid†
Milan†
Paris
Rome
Stockholm
Zurich†
Africa
Cape Town
Asia
Beijing
Hong Kong†
Jakarta
Mumbai
Seoul
Shanghai
Singapore†
Sydney
Taipei
Tokyo

Key
Investment centers (locations where Schroders has investment capabilities)
† Wealth Management

Source: Schroders. Statistics are as of March 31, 2017, unless otherwise stated.
[1]As of December 31, 2016.

2

Schroders

Strong investment performance Source: Bloomberg. SWZ The Swiss Helvetia Fund 13.08% SPI Swiss Exchange Swiss Performance Index 11.07% EWL iShares MSCI Switzerland Capped ETF 7.12% IEV iShares Europe ETF - 0.39% Cumulative total r eturn ( July 1, 2014 through May 31, 2017) Since Schroders commenced serving as SWZ’s adviser on July 1, 2014, through May 31, 2017, the Fund's share price has returned 13.08% compared to the Swiss Performance Index (SPI), which returned 11.07% (an outperformance of 2.01%) Year to date (through May 31, 2017), the Fund's share price has returned 22.62%, compared to the SPI, which returned 20.11% (an outperformance of 2.51%)

4 Cumulative total return (July 1, 2014 through May 31, 2017) GF New Germany Fund 32.61% SWZ The Swiss Helvetia Fund 13.08% TTF Thai Fund 12.81% KF Korea Fund 7.86% IAF Aberdeen Australia Equity Fund (MDP) - 7.18% CEE Central Europe Russia and Turkey Fund - 18.81% MXF Mexico Fund (MDP) - 25.75% Since Schroders commenced serving as SWZ’s adviser on July 1, 2014, through May 31, 2017, SWZ has outperformed its peer funds Total return vs. peer group Source: Bloomberg. Peer Group Funds selected from Morningstar Miscellaneous Regional Closed-End Funds, excluding funds with less than $100 million of net assets. MDP – Managed Distribution Plan

Since inception, SWZ has paid $21.47 per share in total distributions to investors. This equates to an annualized rate of 10.3% based on the IPO price (after adjustment for Oct. 1998 2:1 stock split) Since 2005, SWZ has declared and paid to investors over $376 million in dividends and distributions, an amount greater than SWZ’s current net assets SWZ provides a competitive yield on both a share price and NAV basis Since July 1, 2014, SWZ has paid $3.23 per share in total distributions to investors. This equates to an annualized rate of 8.8% based on share price and 7.9% based on NAV, as of May 31, 2017 Over the same period, the average annualized distribution rate of the Fund’s Peer Group was 8.2% and 7.5% on share price and NAV, respectively Attractive distributions Source: Bloomberg

SWZ’s discount: in-line with its peers As of May 31, 2017, SWZ’s discount to NAV has narrowed since Schroders became the Fund’s investment manager on July 1, 2014 SWZ’s current discount of 10.4% is consistent with its Peer Group Source: Bloomberg

SWZ’s Board is comprised solely of “independent” Directors (under both 1940 Act and NYSE standards) All continuing Directors and Board nominees have substantial professional accomplishments and experience—please see biographies in the Appendix None of the Directors or the Board’s nominees are affiliated with Schroders or Bulldog All of the Board’s nominees qualify as "audit committee financial experts" Each Director and each of the Board’s nominees satisfy the Director qualification requirements set forth in SWZ’s By-Laws This long-standing provision was approved by SWZ’s stockholders in 2002 The Board has enforced these requirements—regardless of the source of the nomination These requirements are embedded in the Governance Committee’s charter; all Board nominees for Director undergo a vetting and diligence process and must be approved by SWZ’s Independent Directors As result of the Board's retirement policy and a series of personal events, SWZ's Board is undergoing an evolution—not an entrenchment The Board's nominees reflect a diversity of backgrounds and experience; they also represent independent views on governance and oversight Highly experienced and 100% independent board

Bulldog’s nominees Two of Bulldog nominees have historic or current relationships with Bulldog or other activists and may pursue actions to benefit Bulldog’s constituents instead of all of SWZ’s stockholders Mr. Dakos (Bulldog’s Class II Nominee) does not satisfy SWZ’s By-Law Director qualification requirements Mr. Dakos has no apparent experience overseeing Swiss/European investments or Swiss/European companies. He also does not appear to qualify as an “audit committee financial expert”. It also is not apparent whether, in light of Bulldog’s greater than 5% ownership of SWZ and Mr. Dakos’ role with Bulldog, he would be “independent” As a principal of Bulldog, Mr. Dakos has fiduciary duties to Bulldog that may conflict—and likely will conflict—with his fiduciary obligations to SWZ’s stockholders. For instance, Mr. Dakos exercises control over Full Value Partners, L.P., an affiliate of Bulldog, which is engaged in litigation with SWZ and its Directors Mr. Sell (Bulldog’s Class I Nominee) obtained most of his seats on closed-end funds as a result of proxy contests or shareholder-related disputes Certain funds were subsequently liquidated through board-initiated actions, including after a failed attempt to gain stockholder support to convert the fund to a “pan-European” fund (e.g., France Growth Fund, Growth Fund of Spain) Other funds conducted large tender offers or terminated their incumbent investment advisers (e.g., Aberdeen Singapore and Greater China Funds) SWZ stockholders rejected Mr. Sell as a Director during the last proxy contest in 2001

Mr. Mazarakis (Bulldog’s Class III Nominee) appears to have no prior experience serving as a director of a public company He does not appear to have any experience with registered investment companies, including listed closed-end funds like SWZ, and also does not appear to qualify as an “audit committee financial expert” There is no material public information about his current place of employment, Enceladus Investments LLC Overall, the historical track record of Bulldog’s nominees, except for Mr. Mazarakis who appears to have no public company track record, is one of destabilization—funds tend to undergo significant tender offers, terminate their investment advisers or are liquidated Bulldog does not evidence why any of its nominees will better serve the interests of SWZ’s stockholders or why SWZ should be, essentially, liquidated or Schroders terminated as SWZ’s investment adviser On the contrary, SWZ has performed well, returned on its investment objective and is guided by a 100% independent board that has taken significant actions to protect and enhance stockholder value Bulldog’s nominees (con’t) By his own estimate provided several years ago, Mr. Goldstein's actions have been a "factor" in the termination of 10 funds. There is little reason to expect that Bulldog’s nominees have the best interests of SWZ’s stockholders in mind.

The Board’s actions demonstrate its commitment to all investors and have benefited all of SWZ’s stockholders. Recently, the Board has taken steps to: replace the Fund's investment adviser with a well-established, global asset manager (i.e., Schroders); reduce Fund expenses to their lowest levels in nearly 10 years (even with a decline in assets under management); continue to monitor the Fund's discount and engage in regular stock buybacks; and provide liquidity to stockholders through periodic tender offers Over the last six years, the Board has authorized three tender offers for between 5% and 15% of SWZ’s then-outstanding shares, including the 2017 tender offer in which SWZ repurchased 10% of its shares at 98% of NAV Over the last 18 years (with the exception of 2014), the Board has authorized an annual stock repurchase program Since 1999, the Fund has repurchased approximately 8.8 million shares of its common stock, which has provided aggregate accretion to the Fund’s net asset value of approximately $22 million or $0.83 per share The Directors review and discuss performance and trading discounts regularly, including in connection with quarterly meetings Board actions to protect/enhance stockholder value

Board actions: good corporate governance The Board has been entirely comprised of Independent Directors since Schroders took over management in 2014 The Board (including its committees) engage in annual self-assessments and consider industry best practices Directors are stockholders of SWZ and the Board’s nominees are expected to purchase SWZ stock if elected by stockholders The Board is enforcing its long-standing retirement policy, resulting in the loss of two key Directors this year, which is not an action of Directors seeking to entrench themselves The Directors have undertaken efforts to reduce the size of, and costs associated with, the Board, resulting in cost savings to SWZ and its stockholders The Directors have recommended stockholders approve declassification of the Board—a step few closed-end funds have taken The Board considered declassification over a longer period and moved to recommend such action after a non-binding proposal received sufficient support (i.e., a majority of outstanding voting securities) in 2016 The staggered declassification process is consistent with the process undertaken by operating companies

Bulldog’s agenda In 2013, Bulldog filed its first Schedule 13D seeking, among other things, a large tender offer. After SWZ’s 15% tender offer in 2014, Bulldog’s ownership fell below 5% and no further activist measures were taken by Bulldog until September 2016 Bulldog supported the Independent Directors’ efforts to replace SWZ’s investment adviser in 2014 Bulldog is focused on a short-term agenda to benefit its own constituents—not SWZ’s stockholders Bulldog filed a Schedule 13D on September 23, 2016 urging the Board to liquidate or open-end SWZ (or convert it to an ETF) as a result of its trading discount, and threatening to consider other alternatives—including seeking Board representation—if the Board did not take such action At no time prior to the last few months has Bulldog objected to any governance activities of the Board or the performance of Schroders Bulldog wants SWZ and its stockholders to reimburse Bulldog for its proxy solicitation costs Stockholders should not have to bear the costs associated with Bulldog’s short term agenda Bulldog is not asking stockholders to vote on whether such reimbursement is appropriate

Bulldog’s proposals are misguided Bulldog has submitted a non-binding proposal seeking a 100% tender offer. The Board does not believe that this proposal is in the best interests of SWZ and all its stockholders. Risks include: Significant increase in SWZ’s expense ratio and reduction in future earnings and gains Significant negative tax consequences (36% of SWZ’s NAV is comprised of capital gains as of March 31st) and incurrence of material transactional expenses Conducting the tender offer also could lead to the Fund’s liquidation, or conversion to a mutual fund or ETF SWZ is the only U.S. closed-end fund offering investors access to the Swiss markets, including the small- and mid-cap segments that are less represented in the mutual fund/ETF space Converting SWZ could require a change in portfolio management, which is not warranted in light of SWZ’s strong performance under Schroders The Board strongly opposes this proposal as it is inconsistent with the Board’s ongoing efforts to enhance stockholder value and provide periodic liquidity without having a material adverse effect on SWZ’s performance, portfolio management or expense ratio.

Bulldog’s proposals are misguided (con’t) Bulldog cites the Fund’s trading discount as the reason for the tender offer proposal There is no empirical evidence that a tender offer provides a permanent reduction in a fund’s trading discount to its net asset value The Fund’s trading discount actually provides a benefit to long-term stockholders. The stockholders’ ability to buy SWZ shares at a discount has increased the returns earned by stockholders Bulldog’s arguments are self-serving. The closed-fund managed by Bulldog (Special Opportunities Fund, Inc.) also trades at a double-digit discount, but has not taken (or solicited stockholder input on) similar actions as those proposed by Bulldog Bulldog does not consider the additional costs that would be incurred with liquidation or conversion Either the liquidation or conversion of SWZ would require a separate vote of stockholders—the Board cannot act alone—stockholders would bear those costs associated with additional proxy solicitations

Bulldog’s proposals are misguided (con’t) Bulldog also is soliciting stockholder support for a proposal that has the potential to result in the termination of SWZ’s advisory agreements with Schroders The specific language of the proposal ties the non-binding tender offer proposal (which has a lower vote threshold) to the termination of SWZ’s advisory agreements (which requires a 1940 Act “majority” vote), which may be confusing to stockholders who may support a tender offer, but would not otherwise support the termination of Schroders Bulldog does not provide any alternatives to Schroders to serve as SWZ’s investment adviser Bulldog’s proposal is intended to coerce the Board into conducting the tender offer SWZ has benefitted from Schroders’ management, and the Board does not believe that the termination of Schroders is in stockholders’ best interests SWZ’s performance—on both a relative and absolute basis—has been strong since Schroders commenced managing SWZ in July 2014 Schroders’ process in managing SWZ’s portfolio in pursuit of its investment objective has served to reinforce SWZ’s position as an attractive closed-end vehicle for long-term investors seeking participation in the Swiss equity market Schroders was resoundingly approved by SWZ’s stockholders, including Bulldog’s listed closed-end fund, in 2014.

Bulldog’s proposals are misguided (con’t) Bulldog also submitted two non-binding proposals concerning provisions in SWZ’s By-Laws with respect to (i) director qualifications and (ii) the vote required for stockholders to amend the By-Laws The proposals are essentially straw-men—Bulldog submitted the proposals and is soliciting votes “AGAINST” them in order to attempt to evidence a lack of stockholder support for those By-Law provisions SWZ previously submitted both Bylaw provisions for consideration by its stockholders in 2002. Stockholders APPROVED those provisions Since 2002, SWZ has not received any stockholder complaints about the By-Law provisions nor has any stockholder asked the Board to consider amending either provision One of Bulldog’s director nominees (Mr. Dakos) does not satisfy the By-Laws’ director qualification requirements, which reinforces the view that the proposals are intended to create a record in support Bulldog’s efforts to control the Board in order to facilitate Bulldog’s agenda Bulldog does not even follow its own advice—Messrs. Dakos and Goldstein control the board of Crossroads Capital, which does not permit stockholders, even with 100% support, to amend the company’s bylaws The Board does not believe it is appropriate to expend Fund assets to solicit votes “FOR” Bulldog’s proposals, in light of prior stockholder approval of the By-Laws and the lack of any objection since their adoption.

Conclusion

Conclusion SWZ continues to deliver on its investment objective to provide long-term capital appreciation to investors Since Schroders started managing the Fund in July 2014, SWZ has delivered strong performance, both relative to its peer group and its performance benchmark SWZ’s trading discount is in line with its peers; the Board actively monitors the discount The Board is comprised of 100% Independent Directors who are actively engaged in overseeing the Fund for the benefit of all stockholders. The Independent Directors have: replaced the Fund’s investment adviser and reduced Fund expenses; provided liquidity to stockholders through periodic tender offers; imposed strong corporate governance, including through uniform enforcement of director qualification standards and reductions in Board size; and acted to support Board declassification The Board believes its three Director nominees are more qualified and will better serve—on a basis independent from Schroders and Bulldog—the interests of SWZ’s stockholders The Board strongly disagrees with Bulldog’s proposals, which are intended to coerce the Board  into taking destabilizing actions) and are not intended to serve the long-term interests of SWZ’s  stockholders.

Appendix Director and Board Nominee Biographies

Brian A. Berris (Class III Director) Age 72 Director since 2012; Chairman since 2015 (Member and/or Former Member of Audit and Governance Committees) Qualifies as “independent” under the 1940 Act and the NYSE listing standards Qualifies as an “audit committee financial expert” Owns more than $100,000 of Fund shares Mr. Berris has an extensive business and investment management background. He joined Brown Brothers Harriman & Co. (BBH) in 1973 and has been a Partner at BBH since 1991. Mr. Berris served as Head of BBH's U.S. Wealth Management activities for taxable investors from 1991 to 1998. From 1998 to 2010, he served as Head of BBH's Global Investment Management business for institutional and private investors. During this period, Mr. Berris served on several firm-wide committees, including the Finance Committee and the Steering Committee. Mr. Berris received his undergraduate degree from the University of Nebraska in 1966, and an M.B.A. from the Kellogg School of Management at Northwestern University in 1967. Mr. Berris satisfies the qualification provisions under the Fund's By-Laws as a result of his tenure and service in various senior executive roles at BBH, a financial firm and an investment management business, and his lack of any conflicts of interest, as defined in the Fund's By-Laws. Appendix Director and Board nominee biographies

Joseph S. Calhoun, III (Class I Director) Age 61 Director since 2016 (Member of Audit and Governance Committees) Qualifies as “independent” under the 1940 Act and the NYSE listing standards Qualifies as an “audit committee financial expert” Owns between $1-$10,000 of Fund shares Mr. Calhoun serves as Treasurer of Carnegie Mellon University, where he is responsible for cash and liquidity management, short-term investment, borrowing and investment support for the University's retirement plans. Previously, he served for nearly 20 years in senior executive capacities for New York Life Insurance Company and New York Life International, which have substantial global asset management platforms, including as President and CEO of New York Life Capital Corporation and Senior Vice President and Treasurer of New York Life Insurance Company and New York Life International. Mr. Calhoun served as an independent director of the Schroder family of mutual funds from 2010 to 2017. Mr. Calhoun received his undergraduate degree from Princeton University in 1978, and an M.S. in Business Policy from Columbia Business School in 1987. Mr. Calhoun satisfies the qualification provisions under the Fund's By-Laws as a result of his tenure (more than 10 years) and service in various senior executive roles at New York Life, a financial firm and an investment management business. Appendix Director and Board nominee biographies

Dr. Claus Helbig (Class II Director and Board Nominee) Age 75 Director since 2008 (Member and/or Former Member of Audit, Pricing and Governance Committees) Qualifies as “independent” under the 1940 Act and the NYSE listing standards Qualifies as an “audit committee financial expert” Owns between $10,001-$50,000 of Fund shares Dr. Helbig has served as a director or supervisory board member of several multi-national corporations or their affiliated entities, including Audi AG, Booz Allen Hamilton and GLL Real Estate Partners, a Munich-based real estate funds management group. He formerly served as the Chief Financial Officer of Munich Re, one of the largest global reinsurers, and a supervisory board member of CLAAS KgaA mbH, a German-based international agricultural engineering company. Dr. Helbig completed his legal studies at the Ludwig-Maximillian University of Munich in 1966, and received a Docteur en Droit (a doctorate in law) from the University of Geneva in 1970. Dr. Helbig satisfies the qualification provisions under the Fund's By-Laws as a result of his service as the Chief Financial Officer of Munich Re for more than five years, his tenure and service in various senior executive and director roles at financial services firms, investment management businesses and consulting firms for more than 10 years and his lack of any conflicts of interest, as defined in the Fund's By-Laws. Appendix Director and Board nominee biographies

Jean E. Hoysradt (Class III Director Nominee) Age 66 Qualifies as “independent” under the 1940 Act and the NYSE listing standards Qualifies as an “audit committee financial expert” Nominee to replace seat currently held by David R. Bock Ms. Hoysradt served as Chief Investment Officer of Mousse Partners Limited, a leading private investment office based in New York, from April 2001 to December 2015. She served as Senior Vice President and Head of the Investment and Treasury Departments at New York Life Insurance Company from 1991 to 2000, and previously held positions in investment banking and investment management at Manufacturers Hanover Trust Company, The First Boston Corporation and The Equitable Life Assurance Society of the U.S. Ms. Hoysradt is a member of the Board of Directors of W. P. Carey Inc., a publicly-traded REIT, and served as Vice Chairman of the Board's Investment Committee from June 2015 to January 2017. Ms. Hoysradt also is a member of Duke University Management Company's Board of Directors, and is Chair of its Audit Committee. Ms. Hoysradt received her undergraduate degree from Duke University in 1972, and an M.B.A. from Columbia Business School in 1974. Ms. Hoysradt satisfies the qualification provisions under the Fund's By-Laws as a result of her tenure and service in various senior executive roles at Mousse Partners Limited, an investment management business, and New York Life, a financial firm and an investment management business, and her lack of any conflicts of interest, as defined in the Fund's By-Laws. Appendix Director and Board nominee biographies

Fred J. Ricciardi (Class I Director and Board Nominee) Age 69 Director since 2017 (Member of Governance Committee) Qualifies as “independent” under the 1940 Act and the NYSE listing standards Qualifies as an “audit committee financial expert” Mr. Ricciardi has an extensive financial, business and investment management background, having served for nearly 40 years in the investment management industry. He spent substantially all of his career with The Bank of New York Mellon, its affiliates or its predecessors, including The Bank of New York. Most recently, he served as an Executive Vice President leading business strategy and mergers and integrations for BNY Mellon's Asset Servicing business line, having also led the integration of BNY's business line merger with Mellon Financial Corporation in 2007. He also served as the Head of Global Funds Servicing and was in charge of expanding and implementing BNY's global business in Europe, serving as director or chairman of several affiliated entities, including BNY International Financing Corp. and The Bank of New York Europe, Ltd. Mr. Ricciardi currently serves as a consultant to financial services companies, and is a member of the Board of Directors of the Pioneer Funds (46 registered open-end and closed-end funds). Mr. Ricciardi received his undergraduate degree (1974) and an M.B.A. (1978) from Pace University. Mr. Ricciardi satisfies the qualification provisions under the Fund's By-Laws as a result of his tenure and service in various senior executive roles at BNY and BNY Mellon, financial firms and investment management businesses, and his lack of any conflicts of interest, as defined in the Fund's By-Laws. Appendix Director and Board nominee biographies

Important information On May 12, 2017, the Fund filed with the Securities and Exchange Commission (SEC) and began mailing to stockholders a notice of annual meeting and a definitive proxy statement, together with a WHITE proxy card that can be used to vote "FOR" each of the Board's three nominees for Director and "AGAINST" a proposal that could result in the Fund's liquidation. BEFORE MAKING ANY VOTING DECISION, STOCKHOLDERS ARE URGED TO READ THE NOTICE OF ANNUAL MEETING AND PROXY STATEMENT, AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE, BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE FUND AND THE UPCOMING JUNE 27, 2017 ANNUAL MEETING OF STOCKHOLDERS. Stockholders can obtain additional copies of the notice of annual meeting and proxy statement and other documents filed by the Fund with the SEC when they become available, by contacting the Fund, 7 Bryant Park, New York, New York 10018, or by calling 1-800-730-2932. You may also visit the Fund’s Web site at www.swzfund.com. Additional copies of the proxy materials will be delivered promptly upon request. Free copies of these materials can also be found on the SEC’s Website at http://www.sec.gov. The Fund and its Directors, officers and other members of management may be deemed to be participants in any future solicitation of the Fund’s stockholders in connection with its June 27, 2017 annual meeting of stockholders. Stockholders may obtain information regarding the names, affiliations and interests of these individuals in the Fund’s Certified Shareholder Report on Form N-CSR for the year ended December 31, 2016 and its proxy statement for the June 27, 2017 annual meeting of stockholders. The Fund is a closed-end investment product. Common shares of the Fund are only available for purchase/sale on the NYSE at the current market price. An investment in the Fund is not a deposit of a bank and is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency. This presentation is intended to be for information purposes only and it is not intended as promotional material in any respect. The material is not intended as an offer or solicitation for the purchase or sale of any financial instrument. The material is not intended to provide, and should not be relied on for, accounting, legal or tax advice, or investment recommendations. Information herein is believed to be reliable but Schroder Investment Management North America Inc. does not warrant its completeness or accuracy. The returns presented represent past performance and are not necessarily representative of future returns, which may vary. The value of investments can fall as well as rise as a result of market or currency movements. All investments, domestic and foreign, involve risks, including the risk of possible loss of principal. The market value of a fund’s portfolio may decline as a result of a number of factors, including adverse economic and market conditions, prospects of stocks in the portfolio, changing interest rates, and real or perceived adverse competitive industry conditions. Investing overseas involves special risks including among others risks related to political or economic instability, foreign currency (such as exchange, valuation, and fluctuation) risk, market entry or exit restrictions, illiquidity, and taxation.  The Swiss securities markets have substantially less trading volume than the U.S. securities markets. Additionally, the capitalization of the Swiss securities markets is highly concentrated. Securities of some companies located in Switzerland will be less liquid and more volatile than securities of comparable U.S. companies. This combination of lower volume and greater concentration in the Swiss securities markets may create a risk of greater price volatility than in the U.S. securities markets.  The views and forecasts contained herein are those of the Schroders Swiss Equities team and are subject to change. The information and opinions contained in this document have been obtained from sources we consider to be reliable. No responsibility can be accepted for errors of facts obtained from third parties. Reliance should not be placed on the views and information in the document when taking individual investment and/or strategic decisions.

Schroder Investment Management North America Inc. 7 Bryant Park, New York, NY 10018-3706 (212) 641-3800 schroders.com/us